Exhibit 99.1

Redwire Announces $80 Million B. Riley Committed Equity Facility

Facility Provides Flexibility to Fuel Growth Strategy

Jacksonville, Fla. – (April 15, 2022) – Redwire Corporation (NYSE: RDW; “Redwire” or “the Company”), a leader in mission critical space solutions and high reliability components for the next generation space economy, today announced that it has entered into an $80 million common stock purchase agreement with B. Riley Principal Capital, LLC (“B. Riley”) to further support its growth strategy through initiatives such as accretive acquisitions and internal investments, to bolster working capital, and/or for general corporate purposes. The agreement governs a committed equity facility that provides the Company with the right, without obligation, to sell and issue up to $80 million of its common stock over a period of 24 months to B. Riley at the Company’s sole discretion, subject to certain limitations and conditions.

“Redwire is a rapidly growing leader in space. Having financial flexibility is key to successfully executing our growth strategy,” said Peter Cannito, Chairman and CEO. “We have evaluated the capital markets and believe that this agreement is the most cost-effective option to provide incremental capital when needed to thoughtfully fuel growth. The agreement allows us the discretion to raise additional capital when market conditions are favorable and there is a specific need.”

This press release is for informational purposes only and it does not represent an offer to sell or the solicitation of an offer to buy any of the Company’s common stock. There will be no sale of common stock in any jurisdiction in which one would be unlawful.

Further details are contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2022.

About Redwire
Redwire Corporation (NYSE: RDW) is a leader in space infrastructure for the next generation space economy, with valuable IP for solar power generation and in-space 3D printing and manufacturing. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, Redwire is uniquely positioned to assist its customers in solving the complex challenges of future space missions. For more information, please visit www.redwirespace.com.

Forward Looking Statements
This press release may contain “forward-looking statements” about Redwire's future expectations, plans, outlook, projections and prospects. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “proposes” and similar expressions. Although Redwire believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements speak only as of the date of the document in which they are contained, and Redwire does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Contact:
Michael Shannon
investorrelations@redwirespace.com
904-425-1413